UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 25, 2012

Vitacost.com, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34468	37-1333024
(Commission File Number)	(IRS Employer Identification No.)

5400 Broken Sound Blvd. - NW, Suite 500
Boca Raton, Florida	33487-3521
(Address of Principal Executive Offices)	(Zip Code)

(561) 982-4180
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2012, Stephen E. Markert, Jr. informed the Company of his resignation as the Interim Chief Financial Officer of Vitacost.com, Inc. (the “Company”). Mr. Markert’s resignation did not involve any disagreement with the Company. The Company and Mr. Markert are finalizing the terms of his severance arrangements, which will be disclosed in a report on Form 8-K once agreed upon. The Company has agreed that such severance arrangements will include, among other items, payment to Mr. Markert of nine months of his base salary. Mr. Markert has agreed to remain with the Company to assist with the transition of responsibilities, and the parties have not yet determined the last day of Mr. Markert’s employment with the Company.

On January 31, 2012, the Company announced the appointment of Brian D. Helman, age 42, as the Company’s Chief Financial Officer. Mr. Helman will join the Company on or before February 27, 2012.

Mr. Helman was most recently Chief Financial Officer of Intermedix Corporation. Prior to joining Intermedix Corporation in 2010, Mr. Helman was Chief Financial Officer of Rosetta Stone Inc. from 2007 to 2010, Chief Financial Officer of JME Software from 2006 to 2007, and Chief Financial Officer of Neon Systems, Inc. from 2002 to 2006.

Employment Agreement

On January 25, 2012, the Company and Mr. Helman entered into an employment agreement (the “Employment Agreement”), outlining the terms of Mr. Helman’s employment with the Company. Under the terms of the Employment Agreement, Mr. Helman will receive a base salary of $285,000 per year and an annual bonus of up to 50% of his base salary plus a one-time $50,000 bonus which shall be paid on the first anniversary of Mr. Helman’s employment. Subject to the approval of the award grant by the Company’s Board of Directors, the Company will issue to Mr. Helman options to purchase 330,000 shares of the Company’s common stock. The options will vest 20% per year over five years. In addition, Mr. Helman is eligible to participate in the Company’s standard employee benefits programs available to senior executives.

The term of the Employment Agreement is one year, renewing automatically for additional one year periods unless the Employment Agreement is terminated by Mr. Helman or the Company, in each case by 30 days’ written notice. In addition, the Company may terminate Mr. Helman’s employment at any time, with or without cause, and Mr. Helman may terminate his employment with the Company on 30 days’ written notice or immediately for good reason, as defined in the Employment Agreement.

Under the Employment Agreement, in the event Mr. Helman’s employment is terminated by the Company without cause or by Mr. Helman for good reason, Mr. Helman will be entitled to receive severance benefits equal to six months of his base salary, plus a prorated bonus for the year of termination. Mr. Helman, or his estate, is also entitled to a prorated bonus and other benefits in the event that Mr. Helman’s employment is terminated due to his death or disability.

Mr. Helman’s receipt of the severance benefits discussed above is contingent on Mr. Helman signing and not revoking a release of claims against the Company. The Employment Agreement also contains post-termination non-solicitation and non-competition covenants.

The preceding summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

      (d)     Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Vitacost.com, Inc. and Brian Helman, dated January 25, 2012.

99.1	Press Release of the Company, dated January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITACOST.COM, INC.

Date: January 31, 2012	By:	/s/ Mary L. Marbach
Name: Mary L. Marbach
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Vitacost.com, Inc. and Brian Helman, dated January 25, 2012.

99.1	Press Release of the Company, dated January 31, 2012.